                                 ECHO BAY MINES LTD.
                          NOTICE OF ANNUAL GENERAL MEETING
                                  OF SHAREHOLDERS
                                    JUNE 3, 1999


     NOTICE IS HEREBY GIVEN that the Annual General Meeting of the shareholders of Echo Bay Mines Ltd. will be held in the Toronto II Room of the Toronto Hilton Hotel, 145 Richmond Street West, Toronto, Ontario on Thursday, the 3rd day of June 1999, at 9:30 in the morning, for the following purposes:

     1. to receive and consider the annual report containing financial statements for the year ended December 31, 1998 together with the report of the auditors thereon;

     2.   to elect directors;

     3.   to appoint auditors; and

     4. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on April 21, 1999 will be entitled to notice of the meeting.

     DATED at Edmonton, Alberta, Canada this 26th day of April 1999.



                                   By Order of the Board,
                                   Lois-Ann L. Brodrick
                                   Vice President and Secretary


NOTE: IF YOU ARE UNABLE TO ATTEND IN PERSON, PLEASE FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT TO THE SECRETARY OF THE CORPORATION IN THE ENVELOPE PROVIDED.

                              MANAGEMENT PROXY CIRCULAR

                               SOLICITATION OF PROXIES

     THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF ECHO BAY MINES LTD. (THE "cORPORATION") OF PROXIES TO BE USED AT THE ANNUAL GENERAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE. This material was first sent to shareholders on or about April 26, 1999. The Corporation will bear all costs in connection with the printing and mailing of the enclosed materials as well as the cost of solicitation of proxies. D.F. King & Company, Inc. will solicit proxies from nominee accounts for a fee of U.S. $20,000 plus expenses. To the extent necessary to assure adequate representation at the meeting, solicitation of proxies may be made by directors, officers and regular employees of the Corporation directly as well as by mail and by telephone.

                        APPOINTMENT AND REVOCATION OF PROXIES

     The persons designated in the enclosed form of proxy are officers of the Corporation. A shareholder has the right to appoint a person other than the persons designated in the accompanying form of proxy to represent him at the meeting. The person need not be a shareholder. This right may be exercised either by inserting in the space provided the name of the other person a shareholder wishes to appoint or by completing another proper form of proxy. Shareholders who wish to be represented at the meeting by proxy must deposit their form of proxy prior to 5:00 o'clock in the afternoon local time on June 2, 1999 either at the principal office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1, or bring the proxy to the meeting and deliver it to the Chairman or Secretary of the Corporation prior to the commencement of the meeting.

     A shareholder who has given a proxy has the right to revoke it at any time by an instrument in writing executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the principal office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1 addressed to the Secretary of the Corporation, c/o Montreal Trust Company of Canada, at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman or Secretary of the Corporation on the day of the meeting, or any adjournment thereof.

                     VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     On April 9, 1999, there were outstanding 140,607,145 common shares of the Corporation, each of which carries the right to one vote. A quorum of shareholders will be established at the meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted for quorum but for no other purpose. A majority of the votes cast at the meeting in person or by proxy is required for the approval of each matter being submitted to a vote of the shareholders at the meeting.

     Shareholders of record at the close of business on April 21, 1999 will be entitled to vote at the meeting except to the extent they have transferred the ownership of any of their shares after the record date and the transferee of those shares has produced properly endorsed share certificates or has otherwise established ownership of the shares and, in either case, has asked, not later than May 24, 1999, to be included in the list of shareholders entitled to vote at the meeting.

     As of April 9, 1999, based upon information available to the Corporation, no one shareholder was the beneficial owner of more than five percent of the common shares.

                                  VOTING OF PROXIES

     Common shares of the Corporation, represented by a valid proxy in favour of the person or persons designated in the enclosed form of proxy, will be voted on any ballot which may be called for in respect of matters referred to in the accompanying notice of meeting and, where a choice with respect to any matter to be acted upon has been specified in the proxy, the shares will be voted in accordance with the specification so made. THE COMMON SHARES WILL BE VOTED IN FAVOUR OF ANY MATTER FOR WHICH NO SPECIFICATION HAS BEEN MADE.

     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to the matters identified in the notice of meeting and other matters that may properly come before the meeting. Management is not aware of any amendments to matters identified in the notice of meeting or of any other matters that are to be presented for action to the meeting.

                                ELECTION OF DIRECTORS

     Under the articles of the Corporation, the Board of Directors may consist of a minimum of three and a maximum of 15 directors. At present, the Board consists of nine directors and the Board of Directors has fixed the number of directors at nine for the term of office commencing with this election. Management proposes to nominate and the persons named in the enclosed form of proxy intend to vote for the election of the nine persons named below, all of whom are already directors. Management does not contemplate that any of the nominees will be unable to serve as a director. Each director elected will hold office until the next annual general meeting or until a successor is duly elected.

----------------------------------------------------------------------------------------------------------------------------------
NAME AND MUNICIPALITY              AGE       DIRECTOR  PRINCIPAL OCCUPATION AND           DIRECTORSHIPS OF OTHER
OF RESIDENCE                                 SINCE     BUSINESS EXPERIENCE WITHIN         PUBLIC CORPORATIONS
                                                       THE LAST FIVE YEARS
----------------------------------------------------------------------------------------------------------------------------------
JOHN NORMAN ABELL (2)              67        1980      Corporate director                 Stelco Inc.; AT Plastics Inc.
Ramsbury, Wilts., England

LATHAM CAWTHRA BURNS (1)           68        1980      Corporate director since June
Toronto, Ontario                                       1995; prior thereto Honorary
                                                       Chairman, Nesbitt Burns Inc.
                                                       (investment dealers)

PIERRE CHOQUETTE (2)               56        1996      President and Chief Executive      Methanex Corporation;
Vancouver, British Columbia                            Officer, Methanex Corporation      Gennum Corporation;
                                                       since 1994; President Novacorp     BCT.Telus Communication
                                                       International from 1991 to1994     Inc.

JOHN GILRAY CHRISTY (2)            66        1980      Chairman, Chestnut Capital         The Philadelphia
Wyndmoor, Pennsylvania                                 Corporation (holding company)      Contributionship;
                                                       and corporate director             The 1838 Bond Debenture
                                                                                          Trading Fund Limited
PETER CLARKE (1)                   68        1993      Consultant - metals and
Nanoose Bay, British Columbia                          mining industries

ROBERT LEIGH LECLERC, Q.C.         54        1992      Chairman and Chief Executive       Minefinders Corporation Ltd.
Highlands Ranch, Colorado                              Officer of the Corporation
                                                       since April 1997, Chairman
                                                       of the Corporation from
                                                       May 1996 to April 1997;
                                                       prior thereto Chairman and
                                                       Chief Executive Officer of
                                                       and partner in Milner Fenerty
                                                       (barristers and solicitors)

JOHN FREDERICK McOUAT (1)          65        1989      Chairman, Watts, Griffis and       Cominco Ltd.;
Toronto, Ontario                                       McOuat Limited (consulting         Euro Nevada Mining
                                                       geologists and engineers)          Corporation Ltd.
                                                       since January 1998; prior
                                                       thereto President, Watts,
                                                       Griffis and McOuat Limited

MONICA ELIZABETH SLOAN             45        1994      President, Kelman Technologies
(2)                                                    Inc. (oil and gas services
Calgary, Alberta                                       company) since January 1998;
                                                       management consultant from
                                                       July 1997 to December 1997;
                                                       President, Telus Advanced
                                                       Communications from August 1995
                                                       to June 1997; prior thereto
                                                       Assistant Vice President
                                                       Strategy Development,
                                                       Telus Corporation

                                        3

----------------------------------------------------------------------------------------------------------------------------------
NAME AND MUNICIPALITY              AGE       DIRECTOR  PRINCIPAL OCCUPATION AND           DIRECTORSHIPS OF OTHER
OF RESIDENCE                                 SINCE     BUSINESS EXPERIENCE WITHIN         PUBLIC CORPORATIONS
                                                       THE LAST FIVE YEARS
----------------------------------------------------------------------------------------------------------------------------------

RICHARD GEOFFREY                   68        1987      Corporate director                 Onex Corp.; Working
PENTLAND STYLES (1)                                                                       Ventures Canadian Fund
Toronto, Ontario                                                                          Inc.; The Geon Company

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

                 MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

     In 1998 the Board of Directors held six meetings. All directors, except Mr. Leclerc, received an annual retainer fee of U.S.$12,500 and U.S.$500 for attendance at each meeting of the Board of Directors and of each committee on which they served. Committee chairmen received an additional annual fee of U.S.$7,500. Mr. Leclerc receives meeting attendance fees but does not receive an annual retainer fee. The committee chairmen were: Audit - Mr. Burns, and Compensation - Mr. Christy.

     In 1994 the Corporation established a director equity plan which provides for the grant of options to permit eligible directors to acquire common shares of the Corporation. Eligible directors are neither officers nor employees of the Corporation and options may be granted according to a formula which calls for grants annually on the date of the Corporation's annual meeting of shareholders. The number of shares covered by the grant shall be not less than 2,500 nor more than 6,500. On June 11, 1998 each eligible director received an option to acquire 6,500 common shares of the Corporation at a price of Can.$3.70, the closing price reported by The Toronto Stock Exchange on that date.

                         COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee reviews the annual financial statements and the annual audit with the Corporation's independent auditors and also reviews quarterly financial information which is published and disseminated to shareholders. The Compensation Committee reviews the performance and recommends the compensation of corporate officers and makes grants under the employee share incentive plan. During 1998 the Audit Committee met four times and the Compensation Committee twice. Mr. Choquette attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

                     STATEMENT OF CORPORATE GOVERNANCE PRACTICES

     The Toronto Stock Exchange requires companies listed on that exchange to disclose their approach to corporate governance in their annual reports or information circulars and make the disclosure with reference to published guidelines (the "Guidelines"). The following discusses the Corporation's adherence to the Guidelines.

MANDATE OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for managing the business and affairs of the Corporation, participates in strategic planning and reviews and approves operating plans. The Board identifies the principal risks of the business and ensures they are effectively monitored and controlled. The Board is responsible for corporate governance generally and for specific tasks such as selecting a chief executive officer, assessing that individual's performance and replacing that individual if appropriate. It is also responsible for all key executive appointments and for setting equitable compensation for these and other executives.

     The Board ensures there is a sound basis for making key business decisions, facilitates realization of corporate goals and ensures compliance, to the greatest extent possible, with sound safety and environmental standards. It also makes certain the Corporation has sufficient financial resources to meet its commitments.

     In all instances the Board must ensure that the interests of shareholders, creditors, employees and the communities in which the Corporation operates are properly served. The Board must be able and willing to take action, separate from management, on issues which by law or practice require independent thought and action. In all of this the Board has a duty to be certain the Corporation acts in a lawful, ethical and responsible manner.

COMPOSITION OF THE BOARD

     The Guidelines require the Corporation to address the extent to which the Board has a majority of unrelated directors and the basis for reaching this conclusion. An "unrelated director" is defined as a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation. Of the present nine directors, eight are unrelated. Each of them has business and other interests entirely unrelated to those of the Corporation other than interests arising from holding shares of the Corporation. The only related director is Mr. Leclerc, who is employed by the Corporation. Although Mr. McOuat is a principal in a firm which from time to time provides consulting services to the Corporation, the amount of business done for the Corporation does not represent a material percentage of that firm's gross annual revenue and Mr. McOuat is considered unrelated.

INDEPENDENT FUNCTIONING OF THE BOARD

     The positions of chairman and chief executive officer have been combined since April 1997. The Board believes the Corporation is well served and the independence of the Board from management is not compromised by the combined role. The Board has only nine members, one of which is the chairman, and at its meetings often considers matters with the chairman being the only member of management present. If required to deal effectively with a situation, the Board will excuse the chairman during discussions. The Corporation's by-laws provide that any two directors may call a meeting of the Board at any time for any purpose.

     The Board allows each director to seek the advice of independent experts, if deemed appropriate.

BOARD COMMITTEES

     The Board has an Audit and a Compensation Committee and their mandates are described at page 4 of this management proxy circular. All members of each committee are unrelated, outside directors. The Board believes the challenges facing the Corporation should receive the attention of the full Board and no other committees are required. Functioning as a full Board, rather than several committees, allows management to have the advantage of the collective wisdom of all members of the Board. As well, management is encouraged to consult Board members informally on matters not requiring a formal Board meeting and on which a specific Board member has expertise.

     Realizing the responsibility for selection of board nominees remains that of the Board, a nominating committee is considered unnecessary. The Board searches for and recruits new directors. From time to time the Board reviews its compliance with the Guidelines and other relevant corporate governance requirements and evaluates its own effectiveness.

DECISIONS REQUIRING PRIOR APPROVAL BY THE BOARD

     Prior Board approval is required for sales of securities of the Corporation, incurring debt except under approved credit arrangements with banks and financial institutions, and employment and compensation arrangements for officers of the Corporation. Board approval is also required for any material transaction and for capital expenditures in excess of U.S.$2,500,000.

SHAREHOLDER FEEDBACK

     Shareholders are encouraged to convey their concerns to management. They may do so by writing to the Corporation's Investor Relations Department.

THE BOARD'S EXPECTATIONS OF MANAGEMENT

     The Board expects management to conduct the business of the Corporation in keeping with the strategies and operating plans adopted by the Board. Management is also expected to assess the potential of properties to become profitable commercial producers of gold and other metals, and to develop plans, arrange financing and hire and train capable staff in order to bring these properties into production. At the same time, management is expected to effectively manage the major mines that today provide essentially all of the Corporation's cash flow.

                                  SECURITY OWNERSHIP

     The following table shows equity securities of the Corporation beneficially owned as of April 9, 1999 by all directors of the Corporation, the Chief Executive Officer and next four most highly compensated executive officers of the Corporation, and directors and executive officers of the Corporation as a group.


                             Amount and nature of      Options to acquire common shares
                            beneficial ownership as     of the Corporation exercisable
     Beneficial Owner          of April 9, 1999        within 60 days of April 9, 1999
---------------------------------------------------------------------------------------
John N. Abell                      10,000                         18,100

Latham C. Burns                     2,000                         18,100

Peter H. Cheesbrough               26,868                        257,154

Pierre Choquette                    2,500                          3,250

John G. Christy                    42,553                         18,100

Peter Clarke                       18,500                        174,567

Donald C. Ewigleben                   400                         83,363

Robert L. Leclerc                  10,000                        353,500

Jerry L. J. McCrank                    --                         30,944

John F. McOuat                      2,791                         11,600

Monica E. Sloan                     1,500                         18,100

R. Geoffrey P. Styles               2,000                         18,100

Tom S. Q. Yip                         300                         34,121

Directors and executive
officers as a group           1,171,881(1)(2)(3)


(1) Represents 0.83 percent of the outstanding common shares of the Corporation.
(2) Includes 1,052,469 common shares which directors and officers have the right to acquire within 60 days of April 9, 1999.
(3) No individual director or officer owns common shares of the Corporation representing 1.0 percent or more of the number of outstanding shares.

                                 LIABILITY INSURANCE

     The Corporation has purchased liability insurance and has, in addition, agreed to indemnify directors and officers of the Corporation against all costs, charges and expenses reasonably incurred by them in respect of certain proceedings to which they may be made party by reason of their status as directors or officers of the Corporation. The indemnification is extended to directors and officers provided they have acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, on the condition the director or officer had reasonable grounds for believing his conduct was lawful. The amount of the premium paid in respect of directors and officers as a group was U.S.$113,500; the policy coverage is U.S.$35,000,000 per claim and in aggregate in any policy year. The first U.S.$500,000 of expense for the Corporation per claim is not covered by the policy.

                                EXECUTIVE COMPENSATION

                              SUMMARY COMPENSATION TABLE

     The table below shows the compensation of the Chief Executive Officer and the next four most highly compensated executive officers for each of the Corporation's last three completed fiscal years or, where an individual was not an executive officer for the last three completed fiscal years, for those fiscal years in which the individual was an executive officer.

------------------------------------------------------------------------------------------------------------------------------
                                                                                              Long-Term
                                                               Annual Compensation           Compensation
                                                       ----------------------------------  ----------------
                                                                                                 Share           All Other
                                                            Salary               Bonus           Option         Compensation
Name/Principal Position                       Year          (U.S.$)             (U.S.$)         Awards (#)         (U.S.$)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
ROBERT L. LECLERC                             1998          363,462(1)          318,202          160,110           28,601(2)
Chairman and Chief Executive Officer          1997          350,000             305,760          225,000           20,999
------------------------------------------------------------------------------------------------------------------------------
PETER H. CHEESBROUGH                          1998          216,000(1)          198,083           71,363           15,360(3)
Senior Vice President, Finance                1997          207,945             145,600           97,436           12,600
and Chief Financial Officer                   1996          199,462              33,283           39,481           10,928
------------------------------------------------------------------------------------------------------------------------------
DONALD C. EWIGLEBEN                           1998          161,965(1)          147,368           35,674            9,106(3)
Vice President, Environmental                 1997          155,988              77,984           48,708            7,799
and Public Affairs                            1996          150,258              26,955           20,936            6,605
------------------------------------------------------------------------------------------------------------------------------
JERRY L. J. MCCRANK                           1998          112,192             152,603           41,171            6,732(3)
Vice President, Operations
------------------------------------------------------------------------------------------------------------------------------
TOM S. Q. YIP                                 1998          111,635(1)          125,164           24,588            6,698(3)
Vice President and Controller                 1997          107,058             103,375           29,004            6,246
------------------------------------------------------------------------------------------------------------------------------

(1) No salary increase in 1998. The variance from 1997 salary arises because salaries are paid bi-weekly and there was one more pay period in 1998 than in 1997.
(2) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans ($25,601) and fees for attendance at meetings of the Board of Directors ($3,000).
(3) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans.

EXECUTIVE CASH INCENTIVE PLAN

     The Corporation has an executive cash incentive plan (the "ECIP") under which certain officers are eligible to receive, in addition to their base salary, incentive compensation if certain performance objectives related to the Corporation's annual operating plan as well as certain performance standards considered applicable to the participant have been met. Awards earned and paid to officers under the ECIP for 1998 aggregated U.S.$1,066,584. The amounts paid to the Chief Executive Officer and the next four most highly compensated executive officers are shown in the Summary Compensation Table at page 8 under "Bonus".

SHARE OPTIONS

     The Corporation has adopted a share incentive plan which provides for the grant of options to purchase common shares to officers and employees. The number of common shares currently authorized under the plan is 13,000,000. The exercise price of all options granted to date has been 100 percent of the market value of the common shares on the date of each grant. Options may be granted for a term of not more than ten years and must be granted at no less than 100 percent of fair market value on the date of grant. The exercise price must be paid in full at the time of exercise of an option and may be paid either in cash or by the surrender or delivery to the Corporation of common shares.

     The Compensation Committee of the Board of Directors exercises its judgment as to eligibility for participation in the plan and the amount of any particular grant. It also determines the date on which each option shall become exercisable and may provide that options shall be exercisable in installments. The Committee may in its sole discretion accelerate the time at which any option may be exercised in whole or in part. Such discretion may be exercised in any circumstances deemed appropriate by the Committee including, but without limitation, the threat (actual or perceived) of a take-over bid for voting control of the Corporation.

     At April 9, 1999 options to purchase a total of 4,671,606 common shares were outstanding with an average exercise price per common share of Can.$10.32.

     The following table shows option grants in the last fiscal year to the Chief Executive Officer and the next four most highly compensated executive officers.

                          OPTION GRANTS IN LAST FISCAL YEAR


----------------------------------------------------------------------------------------------------------
                              Individual Grants                                           Grant Date Value
----------------------------------------------------------------------------------------------------------
                                            Percent of
                                           Total Options
                                             Granted to
                                              Employees      Exercise or                      Grant Date
                              Options         in Fiscal       Base Price                    Present Value
     Name                    Granted (#)         Year        (Can.$/Sh)(1) Expiration Date     U.S.$(2)
----------------------------------------------------------------------------------------------------------
Robert L. Leclerc             160,110            18.7           3.59       Nov. 5, 2008          203,113
----------------------------------------------------------------------------------------------------------
Peter H. Cheesbrough           71,363             8.3           3.59       Nov. 5, 2008           90,530
----------------------------------------------------------------------------------------------------------
Donald C. Ewigleben            35,674             4.2           3.59       Nov. 5, 2008           45,255
----------------------------------------------------------------------------------------------------------
Jerry L. J. McCrank            41,171             4.8           3.59       Nov. 5, 2008           52,229
----------------------------------------------------------------------------------------------------------
Tom S.Q. Yip                   24,588             2.9           3.59       Nov. 5, 2008           31,192
----------------------------------------------------------------------------------------------------------


(1) All grants under the share incentive plan were made for a ten year period at the closing price for the shares as published by The Toronto Stock Exchange on the date of grant. The Compensation Committee of the Board of Directors determines the date on which each option shall become exercisable and has decided that the options shall become exercisable as to 25 percent on the first anniversary of the date of grant and a further 25 percent on each of the second, third and fourth anniversaries of the date of grant.

(2) The Black-Scholes option valuation model has been used to estimate the fair value of options granted, assuming a weighted average option life of six years, a risk-free interest rate of 4.87 percent, a dividend yield of zero percent and a volatility factor of 50 percent. Values were calculated in Can.$ and converted to U.S.$ using the exchange rate on the date of grant (Can.$1.5176=U.S.$1.00).

     The following table shows aggregated option exercises in the last fiscal year and year-end option values for the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES

---------------------------------------------------------------------------------------------------------------
                                                                                    Value of Unexercised
                                                       Number of Unexercised         In-The-Money Options
                          Shares                    Options at Fiscal Year-End   at Fiscal Year-End (U.S.$)(1)
                         Acquired         Value
                         on Exercise    Realized  -------------------------------------------------------------
     Name                     (#)       (U.S.$)    Exercisable    Unexercisable   Exercisable  Unexercisable
---------------------------------------------------------------------------------------------------------------
Robert L. Leclerc             --          --          297,250          303,860          --          --

Peter H. Cheesbrough          --          --          232,795          155,889          --          --

Donald C. Ewigleben           --          --           70,886           75,984          --          --

Jerry L. J. McCrank           --          --           28,988           51,115          --          --

Tom S. Q. Yip                 --          --           26,870           41,707          --          --
---------------------------------------------------------------------------------------------------------------


(1) At the end of the last completed fiscal year, no unexercised options were in the money.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Leclerc and the Corporation have entered into a contract which is for an indefinite term and provides for certain lump sum payments if the Corporation terminates Mr. Leclerc's employment on less than two years' written notice or demotes him and he voluntarily resigns within 60 days thereof. If a change of control of the Corporation is followed by a termination of Mr. Leclerc's employment under specified circumstances, Mr. Leclerc shall be paid a cash payment equal to three times the total of his annual base salary plus bonus under the executive cash incentive plan. The specified circumstances include (i) the Corporation's termination of Mr. Leclerc's employment within two years of a change of control or (ii) a voluntary resignation by Mr. Leclerc for "good reason" within one year of a change of control. The expression "good reason" is defined to include any one of four acts of employer constructive dismissal: the assignment of lower level status or responsibility, a reduction in base salary, a requirement to relocate, or a change in employee participation in or benefits under the Corporation's benefit plans. Additionally, in the final 30 days of the one-year period referred to above, Mr. Leclerc may resign for any reason, or no reason at all, and be entitled forthwith to the cash payment calculated as specified above.

     Each of the other named executive officers has entered into an employment contract for an indefinite term. Mr. Cheesbrough's contract is identical in structure to Mr. Leclerc's contract. The contract of each of the other named executive officers provides for certain lump sum payments if the Corporation terminates his employment on less than one year's written notice or demotes him and he voluntarily resigns within 60 days thereof. If a change of control of the Corporation is followed by a termination of his employment under specified circumstances, he shall be paid a cash payment equal to twice the total of his annual base salary plus bonus under the executive cash incentive plan. The specified circumstances are the same as those set out in Mr. Leclerc's contract but there is no provision entitling the officer to resign for any reason, or no reason at all.

     All the employment contracts referred to above also provide that, if a payment is to be made in the context of a change of control followed by termination of employment and the payment when made would constitute a "parachute payment" as defined in the U.S. Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by (or the disallowance of a deduction under) certain provisions of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was established in 1983 and has always been comprised of outside directors. Among other activities, the Committee sets guidelines for executive compensation and recommends compensation for executive officers of the Corporation. The Committee makes the final determination of recipients of share options and the amount of the awards. For other significant components of executive compensation, the Committee recommends action to the full Board of Directors. In all cases the directors have acted upon Compensation Committee recommendations without modification in any material way.

     The following report is submitted by the undersigned directors in their capacity as the Compensation Committee of the Board. Neither this report nor the Performance Graph following it shall be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

COMPENSATION PHILOSOPHY

     The Corporation's policy on compensation attempts to show consistent application for all executive officers, with variations given to differences in the level of responsibility for certain areas of corporate management, or in the nature of the functions performed by particular individuals or groups. The goals of the compensation program include creating a relationship between business objectives and performance which will encourage the creation of value for shareholders. No particular attempt is made to differentiate the chief executive officer for compensation purposes. The Committee views the chief executive officer as one member of the senior management team and applies compensation criteria evenly to the team members.

     The Committee recognizes that management of a precious metal producer must take the initiative in identifying and developing properties which will be of long-term benefit and create value for shareholders. At the same time, properties which are in production must be judiciously managed, with metal production carefully planned and delivered for sale at an efficient cost for each ounce produced. Management has limited control over the prices at which gold and silver are sold but does attempt to secure prices for future production using prudent hedging techniques.

     Regardless of the stage of property activity, management must also be mindful of the need to maintain a safe work environment. The failure to do better than standard in this area should result in a deduction from compensation otherwise payable. In addition, management must take steps to ensure the development of ore reserves and to plan for mining these reserves efficiently and with due regard for cost, safety and environmental concerns.

COMPENSATION COMPONENTS AND PERFORMANCE MEASURES

     In evaluating executive compensation for 1998, the Committee adopted a plan comprising a mix of base compensation (salary), cash bonus and share options. In the past the Committee reviewed competitor practices and used data obtained in respect of other North American precious metal producers to assist in setting compensation. For 1998, competitor practices were considered but the Committee recognized that senior management had been reduced significantly, compared with 1997, and roles and objectives changed.

     For the financial year ended December 31, 1998 the following summarizes executive compensation recommended by the Committee and approved by the Board of Directors.

     Salary - For the salary component, the Committee decided there would be no salary increases for the four executive officers named in the Summary Compensation Table who were executive officers at the end of the previous financial year. As to the other named executive officer, Jerry L. J. McCrank, his base salary was increased but not to a level consistent with that paid to the individual who had held the position of Vice President, Operations prior to Mr. McCrank's appointment in early 1998.

     Bonus -- The Committee recognized that the six executive officers of the Corporation would be asked to meet a difficult challenge in 1998. The financial condition of the Corporation was particularly vulnerable as the year began with a gold price of $290 per ounce, a level that did not improve by year end. While the Committee decided to contain base salaries, as described above, it believed strongly in making a bonus opportunity available if certain objectives were met. First, the Committee decided that a base bonus pool would be established and executive performance would be measured against an objective target for 60 per cent of the base and subjectively as to the balance. Second, if and to the extent a bonus was earned, the Committee would allocate bonus to executives having regard in part, but not exclusively, to the level of each executive's base compensation.

     As to the objective test for bonus, the Committee decided that executives would earn bonus if the net debt of the Corporation did not exceed a certain level (in this case a range of between $50 and $54 million at December 31, 1998). If net debt were less, a greater amount of bonus would be earned.

In fact, net debt at year end 1998 was $44.8 million and, according to the formula established by the Committee and the Board of Directors, executives were entitled to a bonus payout equal to 150 percent of the 60 percent of the bonus pool measured by objective financial criteria.

     The Committee decided that the executive officers should be paid a bonus prorata on the same basis for the discretionary component of the bonus pool. In reaching this recommendation, particular attention was paid to these performance factors: excellent performance at all operations including the reduction of cash operating costs at the mine sites to $208 per ounce, compared with $249 at year end 1997 and $247 in the 1998 operating plan; achieving a realized cash price of $340 per ounce of gold sold in 1998 compared with the average spot price of $294 per ounce experienced in the year; a significant reduction in general and administrative costs; the disposition of certain non-core assets and resolution of all disputes relative to the underlying transactions.

     Share options - The share option component of executive compensation was set as a function of base salary and the price for the Corporation's common shares measured at 100 percent of market on the date of grant. Share option grants were generally made in accordance with this formula and for the reasons described above. The numbers of shares covered by option grants to the named executive officers are set out in the Summary Compensation Table and the Table of Option Grants shown at pages 8 and 10.

LIMITATION ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation for each of the Chief Executive Officer and the four other highest paid executive officers to $1,000,000 per year (subject to certain exceptions). None of the Corporation's officers receive annual compensation in excess of the maximum deductible amount. If, because of competitive factors and individual performance, the Committee should determine that it is appropriate to pay one or more executive officers in excess of the annual maximum deductible amount it will consider establishing performance criteria that will allow the Corporation to avail itself of all appropriate tax deductions.

OTHER REMARKS

     In summary, the Committee believes it is important to compensate officers on a basis which reflects industry practice but which also considers corporate objectives and performance. Base salaries are established by reference to competitor practice, and the Corporation tends to pay its executives at an average rate compared with other North American precious metal producers. The cash bonus plan is aligned to short-term objectives and performance. The Corporation's share incentive plan is used as a long-term compensation technique and aligns management's objectives with those of the shareholders. Monitoring reserves is an ongoing discipline and the Corporation relies on its executives to build reserves over time and facilitate future production and other long term goals designed to create value for the shareholders.

     The Committee is of the view that the compensation practices followed for 1998 have achieved an equitable balance between compensating executives and managing the business of the Corporation for all shareholders.

John Gilray Christy, Chairman
Pierre Choquette, Monica E. Sloan, R. Geoffrey P. Styles

PERFORMANCE GRAPH

     The graph below, expressed in U.S. dollars, compares over five years the percentage change in the cumulative return to a holder of common shares in the Corporation with the cumulative performance of the S & P 500 Index, The Toronto Stock Exchange Gold Index and the price of gold. The graph assumes an investment of U.S.$100 on December 31, 1993 and the reinvestment of dividends paid during the five year period.

                                       [GRAPH]


ECHO BAY MINES LTD.
COMPARISON OF CUMULATIVE RETURN
1998

CUMULATIVE RETURNS


                 ECHO BAY             LONDON PM            TSE             S&P
YEAR              COMMON                 FIX              AU/AG            500

1993              100.0                 100.0             100.0           100.0
1994               83.1                  97.7              90.2           101.3
1995               80.8                  98.6              98.7           139.4
1996               52.7                  94.1              75.7           171.4
1997               19.4                  74.6              42.8           228.6
1998               13.9                  72.9              39.7           293.9

                 LONDON               BASE YEAR
YEAR             PM FIX               COMPARISON

1993               392                  100.0
1994               383                   97.7
1995               387                   98.6
1996               369                   94.1
1997               293                   74.6
1998               286                   72.9


                  C$                     BASE
                 TSE                     YEAR
YEAR             GOLD                 COMPARISON

1993            14,921                  100.0
1994            13,463                   90.2
1995            14,732                   98.7
1996            11,303                   75.7
1997             6,379                   42.8
1998             5,921                   39.7

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

     John F. McOuat is a director, officer and shareholder of Watts, Griffis and McOuat Limited ("WGM") which, from time to time, performs professional consulting services for the Corporation and affiliates. In 1991 certain affiliates of WGM sold their working interest in the Alaska-Juneau property to the Corporation for cash and other consideration. Notwithstanding the Corporation's decision to proceed no further with development of the Alaska-Juneau property and write it off, the Corporation is obligated to make one more annual payment of Can.$500,000 to the WGM affiliates. The interest of Mr. McOuat and members of his immediate family in this transaction, whether direct or indirect, is approximately 30 percent.

INDEBTEDNESS OF MANAGEMENT

     The Corporation has made loans available to certain persons employed by the Corporation or an affiliate to assist with employee relocation. The loans are for five years with an interest rate of nine percent per annum but for the first three years the interest is rebated to the employee. At the end of three years, interest at the lower of nine percent or the applicable federal rate for short-term loans determined pursuant to the U.S. Internal Revenue Code will be payable monthly until maturity. At maturity the loans may be renegotiated for a further five-year period.

     The following table shows, in United States dollars, the particulars of indebtedness by officers in excess of U.S.$60,000 for the period January 1, 1998 to April 9, 1999:

                                                                Balance
                                   Nature          Maximum  outstanding
                                     of            balance     at April    Interest
Name                Capacity        loan         in period      9, 1999        rate
------------------------------------------------------------------------------------
R. L. Leclerc       Chairman       Housing        $150,000     $140,134       9.00%



                               APPOINTMENT OF AUDITORS

     The persons named in the enclosed form of proxy intend to vote for the appointment of Ernst & Young as the auditors of the Corporation to hold office until the next annual meeting of shareholders. Ernst & Young have been the auditors of the Corporation since 1985. One or more members of the auditors will attend the meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

                                  1998 ANNUAL REPORT

     The annual report for the year 1998, including financial statements and other information with respect to the Corporation, has been mailed to each shareholder. Additional copies of the annual report may be obtained by writing to the Corporation.

                                 2000 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next annual meeting must be received by the Corporation for inclusion in its Management Proxy Circular on or before March 6, 2000.

     The contents and the sending of this Management Proxy Circular have been approved by the directors of the Corporation.

     Dated at Edmonton, Alberta, Canada this 26th day of April 1999.




                                   Lois-Ann L. Brodrick
                                   Vice President and Secretary

                                ECHO BAY MINES LTD.
                                1210 Manulife Place
                                 10180 - 101 Street
                             Edmonton, Alberta, Canada
                                      T5J 3S4

                                ECHO BAY MINES LTD.
                                       PROXY
                       ANNUAL GENERAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON THE 3RD DAY OF JUNE 1999

The undersigned shareholder of ECHO BAY MINES LTD. appoints ROBERT LEIGH LECLERC, Q.C. or failing him LOIS-ANN L. BRODRICK or instead of them or either of them __________________________ as proxy of the undersigned with full power of substitution, to attend, vote and otherwise act for and on behalf of the undersigned in respect of all matters that may come before the Annual General Meeting of Shareholders to be held on the 3rd day of June 1999, and at any adjournment of the meeting, with the same power the undersigned would have if the undersigned were present at the meeting, or any adjournment of the meeting, and without limiting the generality of the foregoing, the proxy is directed to vote or refrain from voting as specified below:

1. to vote FOR / / or WITHHOLD vote on / / the election of the following persons as directors: John Norman Abell, Latham Cawthra Burns, Pierre Choquette, John Gilray Christy, Peter Clarke, Robert Leigh Leclerc, Q.C., John Frederick McOuat, Monica Elizabeth Sloan and Richard Geoffrey Pentland Styles; and

2. to vote FOR / / or WITHHOLD vote on / / the appointment of Ernst & Young as auditors.


     DATED                      , 1999
          ----------------------             ----------------------------------
                                                  Signature of Shareholder

(1) If a shareholder specifies a choice with respect to any of the matters indicated above, the shares represented by the proxy will be voted for or withheld from voting in respect of the matter on any ballot that may be called for. WITH RESPECT TO THE ELECTION OF DIRECTORS, A SHAREHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR A PARTICULAR NOMINEE BUT VOTE FOR THE ELECTION OF THE OTHER NOMINEES BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY PARTICULAR NOMINEE AND CHECKING THE "VOTE FOR" BOX.

(2) If this proxy is not dated in the above space, it is deemed to bear the date on which it is mailed by the person making the solicitation.

                                    INSTRUCTIONS

If you are unable to attend the Annual General Meeting of Shareholders in person, please fill in and sign this form of proxy and return it in the envelope provided for that purpose.

                                        1.   THIS PROXY IS SOLICITED BY THE
                                             BOARD OF DIRECTORS AND THE
                                             MANAGEMENT OF THE CORPORATION.

                                        2.   If a shareholder wishes to be
                                             represented at the meeting by
                                             proxy, the proxy must be dated and
                                             executed by the shareholder or the
                                             shareholder's attorney authorized
                                             in writing or, if the shareholder
                                             is a corporation, under its
                                             corporate seal or by an officer or
                                             attorney of the corporation duly
                                             authorized.

                                        3.   UNLESS OTHERWISE INDICATED, THIS
                                             PROXY WILL BE VOTED FOR THE
                                             ELECTION OF DIRECTORS AND FOR THE
                                             APPOINTMENT OF AUDITORS. This form
                                             of proxy confers discretionary
                                             authority with respect to any
                                             amendments to matters identified in
                                             the notice of meeting or other
                                             matters that may properly come
                                             before the meeting.

                                        4.   A SHAREHOLDER HAS THE RIGHT TO
                                             APPOINT A PERSON OTHER THAN THE
                                             PERSONS DESIGNATED IN THIS FORM OF
                                             PROXY TO ATTEND AND ACT ON BEHALF
                                             OF THE SHAREHOLDER AT THE MEETING.
                                             THE PERSON NEED NOT BE A
                                             SHAREHOLDER. This right may be
                                             exercised either by inserting in
                                             the space provided the name of the
                                             person or by completing another
                                             proper form of proxy.

                   NOTICE TO SHAREHOLDERS OF ECHO BAY MINES LTD.


Within a month of each quarter end Echo Bay issues a detailed news release on the operating results. Shareholders may access highlights of this news release within minutes of its release through services such as Dow Jones and Reuters or Echo Bay (www.echobay.com). A copy of the press release will be available on the Echo Bay Internet site within 24 hours of release.

If you wish to receive the quarterly financial statements of Echo Bay Mines Ltd., please complete and return this card to Echo Bay Mines Ltd., c/o of Montreal Trust Company of Canada, 8th Floor, 151 Front Street West, Toronto, Ontario M5J 2N1. IF THE CARD IS NOT RETURNED, YOU WILL NOT RECEIVE QUARTERLY FINANCIAL STATEMENTS.

 ................................................................................

ECHO BAY MINES LTD.

Please put my name on the Echo Bay supplemental mailing list.


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